Exhibit 99

Contacts:	Suzanne Keen, Media Relations	Lynn Schweinfurth,	Laura Conn, Investor Relations
	(800) 775-7290	(972) 770-7228	(972) 770-5810

BRINKER INTERNATIONAL DECLARES QUARTERLY DIVIDEND,

CONFIRMS 2006 GUIDANCE AND PROVIDES 2007 OUTLOOK

DALLAS (June 7, 2006) - Brinker International, Inc. (NYSE: EAT), announced today that its board of directors declared a quarterly dividend of 10 cents per share on the common stock of the company.  The dividend will be paid on June 28, 2006 to shareholders of record as of June 19, 2006.  In addition, the company released May comparable store sales and provided an earnings outlook for fiscal year 2007, estimating fifteen percent growth in earnings per diluted share.

Comparable store sales for Brinker and the four brands, for the four-week period ending May 31, 2006, were as follows:

Month of May Comparable Store Sales

May FY06 and May FY05; Percentage

	May FY06 Comp-Store Sales	May FY05 Comp-Store Sales	May FY06 Price Increase	May FY06 Mix-Shift
Brinker International	(2.3)%	5.8%	3.0%	1.7%
Chili’s	(1.7)%	6.8%	3.4%	2.2%
Macaroni Grill	(5.2)%	3.5%	1.6%	(0.1)%
On The Border	(3.8)%	6.7%	3.0%	2.9%
Maggiano’s	1.6%	2.5%	2.5%	(0.1)%

Fourth Quarter and Full Fiscal Year 2006 Guidance Confirmed

The company affirmed its estimate for fourth quarter fiscal 2006 earnings per diluted share from continuing operations of $0.65 to $0.68, which includes incremental equity-based compensation expense.  Excluding incremental equity-based compensation, the estimate is $0.71 to $0.74 per diluted share, resulting in 16 percent to 18 percent earnings per diluted share growth for the full 2006 fiscal year. This guidance excludes certain gains and charges.

Fiscal 2007 Outlook

The company reiterated its long-term strategy focused on growing shareholder value through i) expanding profitable restaurants globally while increasing the percentage of franchise restaurants in the system, ii) growing its base business through brand building and operational performance,  and iii) leveraging customers and infrastructure across a portfolio of powerful brands.  Management also affirmed its stated goal of growing annual earnings per diluted share by 15 percent.

The company anticipates earnings per diluted share will grow 15 percent in fiscal year 2007.  Key assumptions include:

•                  Revenue growth of 10 percent to 12 percent.

-                    Capacity growth of approximately 11 percent measured by revenues of company-owned restaurants not considered in the comparable store base.

-                    200 to 220 new system restaurant openings (see table below for further detail),

-                    Company-owned comparable store sales growth of 0 percent to 2 percent.

-                    Company restaurants sold to franchisees in fiscal year 2006 are expected to lower revenue growth in fiscal year 2007 by approximately 1 percent.(1)

(1) When company restaurants are sold to franchise partners, or re-franchised, revenues from these restaurants changes from company sales to franchise fees, reducing the company’s reported revenues for those restaurants.

•                  Operating income improvement of 20 to 30 basis points.

-                    Sales leverage, increased franchise restaurants, flat general and administrative expenses on a dollar basis, as well as improving commodity trends support the year-over-year benefit.

•                  Interest expense of $30 million. The company continues to actively manage its balance sheet to optimize its capital structure, retain adequate operational liquidity and financial flexibility and ensure access to capital to accomplish planned investments.

•                  Capital expenditures of approximately $460 million.  New restaurant development will make up approximately $380 million of the company’s capital investment while the remaining portion will be allocated to platforms that improve revenue generation and profitability while enhancing the overall customer experience, in addition to restaurant maintenance.

•                  Excess cash flow will be used for distributions to shareholders through the payment of quarterly dividends and on-going share repurchases.  As of March 29, 2006, the company had approximately $172.7 million remaining capacity available on its authorization for share repurchase.

•                  Additionally, the company anticipates consolidated return on invested capital for fiscal year 2007 in the mid-teens.

During fiscal year 2007, the company will provide additional annual guidance for these preceding items only when there is a material change and will no longer provide quarterly guidance.   The company remains committed to providing the investment community thorough information regarding forward-looking corporate strategy and key drivers of longer-term financial performance, but is reducing focus on short-term forecasts.

FY’07 New Development Summary

Ownership Type; Restaurants

	Company Owned Restaurants	Franchise Restaurants	Total Restaurants
Brinker International	145-154	52-65	200-220
Chili’s	125-130	10-15	135-145
Macaroni Grill	4-5	3-4	7-9
On The Border	12-14	4-6	16-20
Maggiano’s	4-5	—	4-5
International		38-41	38-41

A recorded message providing May sales will be available beginning Wednesday, June 7, at 4:30 p.m. EDT through Wednesday, June 28 by dialing 1-973-528-0005 and entering pass code 1313.  The company plans to release fourth quarter fiscal year 2006 financial results on August 10, 2006.

At the end of the third quarter fiscal year 2006, Brinker International either owned, operated, or franchised 1,580 restaurants under the names Chili’s Grill & Bar (1,161 units), Romano’s Macaroni Grill (240 units), Maggiano’s Little Italy (37 units), and On The Border Mexican Grill & Cantina (142 units). The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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